Certain schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Section 6.01(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.
Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
PCTEL, INC.
as Buyer
and
BLUEWAVE ANTENNA SYSTEMS, LTD.
as Seller
Dated as of March 14, 2008
-v-

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2008 by and among PCTEL, INC., a Delaware corporation (“Buyer”), and BLUEWAVE ANTENNA SYSTEMS, LTD., an Alberta corporation, (“Seller”) a subsidiary of 479645 Alberta Ltd.
RECITALS
WHEREAS, Seller is engaged in the business of designing, manufacturing and marketing certain antenna products (the “Business”).
WHEREAS, upon and subject to the terms and conditions set forth herein, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, certain of Seller’s assets related to the Business, including, without limitation, (i) certain Business-related equipment and tools, and other related assets as identified in this Agreement; and (ii) all Intellectual Property Rights (defined in Section 1.1(m)) relating to the Products; all design and other drawings relating to the Products, (including incomplete drawings and/or incomplete designs); test documents, build documents and bill of materials; all related rights under customer Contracts and/or purchase orders; customer development, training and technical services-related assets relating to the Business, products in development and all other related assets, except as specified in this Agreement (the “Asset Acquisition”).
WHEREAS, a portion of the consideration otherwise payable by Buyer in connection with the Asset Acquisition shall be deposited by Buyer into an escrow account as partial security for the indemnification obligations set forth in this Agreement.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a condition and further inducement to Buyer to enter into this Agreement, those employees and/or shareholders of Seller (as listed on Exhibit A), will each sign a noncompete letter in favor of Buyer in the form attached hereto as Exhibit A, to be effective as of the Closing Date.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, Buyer and Seller have entered into a Transition Services Agreement in the form attached hereto as Exhibit B dated as of the date hereof (the “TSA”), to be effective as of the Closing Date.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, Buyer and Allcan Data Group, a division of 479645 Alberta Ltd. have entered into a Distribution Agreement dated as of the date hereof (the “Distribution Agreement”), to be effective as of the Closing Date.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
CERTAIN DEFINITIONS
     Capitalized Terms.  The following capitalized terms shall have the meanings set forth below:

     “Affiliate” shall mean, as to any specified Person, any other Person that controls, is controlled by or is under common control with such specified Person, but only so long as such control exists. For purposes of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of a Person that is a corporation entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority).
     “Business” shall have the meaning set forth in the recitals hereto.
     “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
     “Employee” shall mean any current or former or retired employee, consultant, independent contractor of Seller, or any Affiliate of Seller, who has provided services to the Business or Seller.
     “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by Seller or any Affiliate of Seller for the benefit of any Employee, or with respect to which Seller or any Affiliate of Seller has or may have any liability or obligation to any Employee.
     “Employment Agreement” shall mean each management, employment, severance, change of control, retention, bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract (including, without limitation, any offer letter) or understanding between Seller or any Affiliate of Seller and any Employee.
     “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under contract law, rule, regulation, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Employee Plan, Employment Agreement or otherwise relating to an Employee.
     “Escrow Agent” shall mean Blake, Cassels & Graydon LLP.
     “Escrow Amount” shall mean that amount equal to U.S. $400,000.00.
(j) “Escrow Fund” shall mean the Escrow Amount deposited with the Escrow Agent.
     (k) “GAAP” shall mean either Canadian or United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.
     “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all Canadian, United States and other foreign patents and utility models and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, and all documentation therefore; (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the Canadian and United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America and Canada, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi)  all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing or in or related to any Technology.
     “IRS” shall mean the United States Internal Revenue Service.
     (o) “Liability” shall mean any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential or due or to become due), including any liability for Taxes.
     (p) “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, prior arrangement, option, warrant, lease, sublease, right to possession, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.
     (q) “Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable, or (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemens’, mechanics’, repairmens’, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings.
     (r) “Person” shall mean an individual, partnership, firm, corporation, association, joint venture, trust, unincorporated organization or other entity, including any Governmental Entity or any department, agency or political subdivision thereof and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
     (s) “Products” shall mean those products and services marketed, sold, licensed, provided or distributed listed on Schedule 1.1(s) and refers also to (i) all User Documentation and technical documentation, (ii) services, if any, related to such items and (iii) all prior, present and future versions thereof (which includes works under development, if any).
     (t) “Purchase Price” shall mean U.S. Three Million Nine Hundred Thousand Dollars ($3,900,000) to be paid in cash.
     (u) “Purchased Fixed Assets” shall mean the tangible property set forth on Schedule 1.1(u). (v) “Purchased Technology Assets” shall mean the assets set forth on Schedule 1.1(v).
     (w) “Registered IP” shall mean all Canadian, United States, international and other foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any federal or provincial, government or other public legal authority.
     (x) “Tax” or, collectively, “Taxes,” shall mean (i) any and all Canadian federal, provincial, municipal, local and non-Canadian taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, as well as public imposts, fees, and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor.
     (y) “Tax Return” shall mean all required Canadian federal, provincial, municipal, local and non-Canadian returns, estimates, information statements and reports relating to Taxes.
     (z) “Technology” shall mean all tangible items related to, constituting, disclosing or embodying technology, information, know how, show how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, models, and methodologies, files, databases, compilations, including any and all data and collections of data, works of authorship, processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.
     (aa) “Transferred Agreements” shall mean those agreements between Seller and a third party listed and/or described on Schedule 1.1(aa) hereto or that become Transferred Agreements following the Closing Date, including the right to customer purchase orders to the extent quantities of Products are unshipped by the close of business on the Closing Date.
     (bb) “Transferred IP” shall mean all Intellectual Property Rights created, held in the name of, or owned by Seller (“Seller IP”) and all Intellectual Property Rights otherwise licensed to or transferable by Seller (“Licensed IP”), in each case existing as of the Closing, related to, used in or necessary for, or that would be infringed by, the operation of the Business or use, support, reproduction, distribution, marketing, sale, license or display of the Products or Transferred Technology (including all Intellectual Property Rights owned or transferable by Seller and the right to assign, transfer, license or amend any Transferred IP), including, without limitation, all Intellectual Property Rights listed or described on Schedule 1.1(bb) and all rights to recover past, present and future damages for infringement or misappropriation of such Intellectual Property Rights.
     (cc) “Transferred Technology” shall mean all Technology existing as of the Closing, including, but not limited to, all Technology related to, used in or necessary for the operation of the Business, including the Technology constituting the Products and including all Technology owned by or held in the name of Seller or its holding company, if related to the Business (“Seller Technology”) or otherwise leased, licensed or transferable by Seller (“Licensed Technology”).
     (dd) “Transition Services Agreement” or “TSA” shall mean the Transition Services Agreement between Buyer and Seller, a form of which is attached hereto as Exhibit B.
     (ee) “User Documentation” shall mean explanatory and informational materials concerning the Products, in printed or electronic format, which Seller has released for distribution to end users with such Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller hereby irrevocably sells, conveys, transfers and assigns to Buyer, free and clear of all Liens, and Buyer hereby purchases from Seller all right, title and interest in and to the following assets:
     the Purchased Technology Assets, which for greater certainty, includes the Transferred Technology and the Transferred IP;
     all rights of Seller under the Transferred Agreements, which for greater certainty, includes customer purchase orders to the extent Product is unshipped by close of business on the Closing Date, including Buyer’s right to receive payment for such customer purchase orders;
     all Purchased Fixed Assets;
     all materials, papers and records (in paper or electronic format) in Seller’s care, custody, or control and employed by Seller and used in, or relating to, the Business (including the purchasing, sales and return materials, authorization records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing requirement documents, end user documentation, packaging materials, brochures, user manuals, graphics, artwork and software release orders (collectively, “Books and Records”);
     all goodwill of the Business.
All of the assets referred to in Sections 0 through 00, inclusive, are collectively referred to herein as the “Purchased Assets.”
     Assumption of Certain Liabilities.
     Buyer shall not assume any Liabilities of Seller except for those Liabilities which Buyer expressly assumes pursuant to this Section 0. On the terms and subject to the conditions of this Agreement, Buyer shall, on the Closing Date, only assume those Liabilities of Seller, if any, as of the Closing Date, which are detailed on Schedule 2.2(a) (the “Assumed Liabilities”).
     Seller shall retain and be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any Liabilities of Seller as of the Closing Date other than the Assumed Liabilities (such Liabilities, other than the Assumed Liabilities being referred to herein as “Retained Liabilities”). Without limiting the generality of the foregoing, the retained liabilities shall include, without limitation, all of the following Liabilities: (i) any claims or Liabilities of creditors of Seller that do not relate to the Business or the Purchased Assets; (ii) any Taxes of Seller for any taxable period, including any liability for Taxes arising from or attributable to the operation of the Business or use or ownership of the Purchased Assets for any taxable periods (or portions thereof) ending on or prior to the Closing Date (the “Pre-Closing Tax Period”), and including any Transfer Taxes (as such term is defined in Section 0), in each case alllocable to Seller pursuant to this Agreement; (iii) any Liability of Seller relating to or arising out of or incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including transaction related costs and expenses; (iv) any Liability under any contract arising after the Closing Date that arises out of or relates to a breach of, or default under that contract prior to the Closing Date; (v) all Employee Liabilities; (vi) any Liability of the Seller to any Affiliate of the Seller or other related Person of the Seller; (vii) any Liability to indemnify, reimburse or advance any amounts to any Employee or to any officer, director or agent of the Seller; (viii) any Liability to distribute to any of the Seller’s shareholders or otherwise apply all or any part of the consideration received by the Seller under this Agreement; (ix) any Liability in respect of leased premises of Seller commonly known as 7015 8th Street NE, Calgary, Alberta, Canada or any other leased premises used by Seller in the Business; (x) any Liability in respect of any inter-company debt, loans or similar agreements or arrangements between the Seller and any of its Affiliates; and (xi) any Liability arising out of or resulting from the Seller’s compliance or non-compliance with any applicable law.

CLOSING; PURCHASE PRICE
     Closing.  Subject to the terms and conditions of this Agreement, the closing hereunder (the “Closing”) shall take place at 10:00 a.m. local time on March 14, 2008 at the offices of Buyer, simultaneously with the execution of this Agreement by the parties hereto. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
     Consideration. The consideration for the Purchased Assets shall be provided by Buyer as follows:
     the Purchase Price, less the Escrow Amount to be deposited in the Escrow Fund in accordance with the provisions of Section 8.3(a) hereof, will be paid at the Closing by wire transfer of immediately available funds to an account designated by Seller;
     (b) Buyer will assume the Assumed Liabilities, if any, as of the Closing Date.
     Transfer Taxes.  Seller shall be liable for, and shall pay when due, any sales, use, excise, value added tax or other transfer taxes (“Transfer Taxes”) incurred in connection with the sale, purchase or transfer of the Purchased Assets. The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Seller shall indemnify Buyer against any such Transfer Taxes payable by Buyer, such indemnity to be governed by the provisions of Article VIII hereof. To the extent permitted by applicable law, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.
     Further Assurances; Post Closing Cooperation.
     At any time or from time to time after the Closing, at Buyer’s request, at no cost to Buyer and without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Purchased Assets, and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement.
     To the extent that Buyer cannot be granted possession in respect of any Purchased Asset as of the Closing Date, such Purchased Asset shall be held by Seller for and on behalf of Buyer until such time as Buyer is granted possession thereof and during such period Seller shall bear all risk of loss with respect to such asset(s).
     Unless specifically permitted in this Agreement or otherwise authorized by Buyer, after the Closing, Seller shall not, and Seller shall cause the Employees to not, retain or use any copy of any Transferred Technology or any other Purchased Technology Asset that is capable of being copied, including any materials constituting Transferred Technology.
     Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer: (i) to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits (“Actions or Proceedings”) that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Purchased Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable; provided, however, that if any of the actions authorized by this section could reasonably be determined to result in a claim for indemnification by Buyer against Seller, then Buyer shall not take any such actions without complying with the procedures set forth in 0 of this Agreement. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Buyer at the Closing a power of attorney to the foregoing effect duly executed by Seller.
     Preservation of the Purchased Assets.  Seller hereby agrees to take all actions that are either commercially reasonable or which are otherwise consistent with past practices to preserve the value and integrity of the Purchased Assets prior to the transfer of such assets to Buyer pursuant to this Agreement.
DELIVERIES
     Deliveries of Seller.  At the Closing, Seller will, at Seller’s sole cost, in the manner and form, and to the locations reasonably specified by Buyer, deliver to Buyer (the instruments referred to in this Section 0 being collectively referred to herein as the “Ancillary Agreements”):
     such instruments as are necessary or desirable to document and to transfer title to all such assets from Seller to Buyer, provided, however, that all Transferred IP or other intangible assets included in the Transferred Technology that are capable of being delivered by electronic means shall be delivered to Buyer solely by electronic means;
     (i) a duly executed bill of sale and assignment for the Purchased Fixed Assets substantially in the form of Exhibit C hereto; (ii) assignments of the Transferred IP in forms acceptable to Buyer and otherwise suitable for filing in all relevant jurisdictions, including the copyright, patent and trademark registrations and assignments required pursuant to this Section 0; (iii)  assumption documentation for the Assumed Liabilities in forms acceptable to Buyer; and (iv) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer, as shall be effective to vest in Buyer good and valid title in and to the Purchased Assets;
     for each item of Registered IP included in the Transferred IP, an assignment to record the transfer of such Registered IP to Buyer in each place in which such Intellectual Property Rights are registered;
     (i) all of the Transferred Agreements, and (ii) for each such Transferred Agreement, to the extent required by its terms, a written agreement in a form satisfactory to Buyer, signed by the party or parties (other than Seller) to such Transferred Agreement pursuant to which such party or parties thereto: (A) consent to the transfer and assignment of such Transferred Agreement to Buyer; and (B) confirm that Buyer will have all rights that Seller had under such Transferred Agreement prior to the Closing;
     copies of notices of assignment, in a form approved by Buyer, to each of the persons listed on Schedule 4.10 hereto, pursuant to, and in compliance with, the terms described in the agreement between Seller and each such person,;
     evidence of release of all Liens on the Purchased Assets except Permitted Liens;
     all other previously undelivered documents required to be delivered by Seller to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement;
     such other assignments and other instruments as, in the opinion of Buyer’s counsel, are necessary to vest in Buyer good, valid and marketable title to the Purchased Assets;
     the TSA duly executed by Seller;
     the Escrow Agreement duly executed by the Escrow Agent and the Seller in the form attached hereto as Exhibit D;
     the legal opinion from Caron Partners, counsel to Seller, substantially in the form attached hereto as Exhibit E; and
(l)	the Distribution Agreement duly signed by Allcan DataGroup.
     Deliveries of Buyer.  At the Closing, Buyer shall deliver to Seller:
     the payment payable on the Closing Date as provided in Section 0 hereof;
(b)	the TSA duly executed by Buyer;

     (c) the Escrow Agreement duly executed by the Escrow Agent and the Buyer in the form attached hereto as Exhibit D; and
     (d) the Distribution Agreement duly signed by Buyer.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as specifically disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”) (referencing the appropriate section and paragraph numbers), Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, as follows:
     Organization, Good Standing and Qualification.  Seller is a corporation duly organized and validly existing under the laws of Alberta. Seller has all necessary corporate power and authority to own its properties and to conduct its business as now conducted and as currently contemplated to be conducted. Seller is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary. Seller has delivered a true and correct copy of its current certificate of incorporation, to Buyer. Seller is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).
     Authority.  This Agreement has been duly approved by Seller’s shareholders and board of directors by the requisite vote required under Canadian and/or other applicable law and Seller’s charter documents. Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller, and no further action is required on the part of Seller to authorize this Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller, and this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.
     No Conflict.  The execution and delivery of this Agreement and the Ancillary Agreements does not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any of the provisions of the articles or by-laws of the Seller; (b) any mortgage, lease, hypothec, indenture, contract or other agreement or instrument, permit, concession, franchise or license to which Seller is a party or any of the Purchased Assets are subject (each a “Contract”), (c) any judgment, order or decree applicable to Seller or the Purchased Assets, or (d) any statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets. Section 0 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Asset Acquisition, or for any such

Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, Buyer under such Contracts from and after the Closing. Following the Closing, pursuant to the terms of the Transferred Agreements, Buyer will be permitted to exercise all of Seller’s rights under the Transferred Agreements without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments incurred following the Closing which Seller would otherwise be required to pay pursuant to the terms of such Transferred Agreements had the transactions contemplated by this Agreement not occurred.
     Consents and Approvals.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.
     Restrictions on Transaction.  There is no Contract (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party binding upon the Purchased Assets which has or may have the effect of prohibiting the Asset Acquisition or impairing the use of the Purchased Assets.
     Financial Statements.  Section 5.6 of the Disclosure Schedule sets forth the following financial statements of Seller (collectively, the “Financial Statements”): (a) audited balance sheets and related statements of profit and loss as of and for the fiscal years ended May 31, 2006 and May 31, 2007, and (b) unaudited balance sheets and related statements of profit and loss for the periods beginning June 1, 2007 through January 31, 2008. . The Financial Statements are complete and true and accurate in all material respects and have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly in all material respects the financial condition of Seller as of such dates and the results of operations for such periods. Unaudited Financial Statements were prepared with the same degree of care and accounting policies as the audited Financial Statements.
     No Undisclosed Liabilities.  Seller has no Liability except for Liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business of Seller since January 31, 2008 that are not, individually or in the aggregate, material.
     No Material Adverse Change.  Since February 1, 2008, except as otherwise contemplated by this Agreement, (a) the Business has been conducted only in the ordinary course consistent with past practices, (b) Seller has taken no action to accelerate its right to receive revenue, and (c) there have been no changes in the financial condition, business, assets (whether tangible or intangible), operations, obligations or liabilities of the Business which, either individually or in the aggregate, have had or may be reasonably expected to have a material adverse effect on the condition, business, net worth, assets, operations or prospects of the Business (whether tangible or intangible) (“Material Adverse Effect”). To the knowledge of Seller, there are no circumstances or existing conditions which are likely to cause the Seller to suffer a Material Adverse Effect.
     Title to Purchased Assets.  Seller has good and valid title to all of the Purchased Assets (including the Transferred IP and the Transferred Technology), free and clear of any Liens

(including liens for Taxes). The tangible assets of Seller included with the Purchased Assets are in good condition and repair, subject to normal wear and tear. Following the Closing, Buyer shall be able to use the Purchased Assets and exercise, and enjoy the benefits of, the Purchased Assets without infringing the rights of any third party or incurring any additional Liability in excess of Liability incurred pursuant to the terms of pre-existing agreements relating thereto.
     No Default.
     Each of the Transferred Agreements is a legal, binding and enforceable obligation of Seller. To the knowledge of Seller, no party to any Transferred Agreement is in default thereunder or has breached any term or provision thereof.
     Seller has performed, or is now performing, the obligations of, and is not in material default (or, to the knowledge of Seller, would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of the Business, including the Transferred Agreements. No third party has raised any claim, dispute or controversy with respect to any of the Transferred Agreements, nor has Seller received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by Seller with respect to its obligations under any of those contracts, nor, to the knowledge of Seller, are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended prior to its expiration by its terms by the other parties thereto.
     Intellectual Property.
     Section 5.11(a) of the Disclosure Schedule lists all Transferred IP that is Registered IP and lists any proceedings or actions before any court, tribunal (including the Canadian, United States Patent and Trademark Offices or the equivalent authority anywhere in the world) related to any of the Registered IP, Seller has not claimed any status in the application for or registration of any Registered IP (including “small business status”) that would not be applicable to Buyer. Seller has no knowledge of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Registered IP invalid or unenforceable, or would materially affect any pending application for any Registered IP. Seller has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Registered IP.
     Seller owns exclusively, and has good title to all works of authorship and all associated copyrights that are used or embodied in, the Transferred Technology and the Transferred IP, and no other Person has any other rights thereto, and to the extent that any patents would be infringed by the manufacture, use, sale or import of any Transferred Technology including the Products, Seller is the exclusive owner of such patents or has or will have secured appropriate rights from the owner through license or other agreement to make, use, sell and import the Transferred Technology and Products. No Person other than Seller has ownership rights or license rights granted by Seller to any improvement or derivative works made by or for Seller in any Transferred IP or Transferred Technology. Seller owns exclusively all trade names, trademarks and service marks, and logos that are or have been used in connection with the operation or conduct of the Business, including the marketing, license, provision, or sale of any Products. All Purchased Assets will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party. Seller has, and following the Closing, Buyer will have the exclusive right to bring actions against any person that is infringing any Transferred IP and to retain for themselves any damages recovered in any such action.
     Seller has not transferred ownership of, let lapse or enter into the public domain or granted any license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Transferred Technology or Transferred IP to any Person.
     The Purchased Technology Assets, including the Transferred IP and the Transferred Technology, constitute or include all of the Intellectual Property Rights and other assets related to, used in, necessary for, or that would be infringed by, the current or reasonably anticipated future use, operation or other exploitation of the Business and/or the Transferred Technology or Transferred IP, including the use, support, reproduction, distribution, marketing, sale, license or display of the Products.
     Seller has, and as a result of the transactions contemplated by this Agreement, Buyer will have, the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third party software that are or were material to the Business or Seller or that are or were used in the Business or by Seller to create, modify, compile, operate or support the Products or that are or were used in, incorporated into, integrated or bundled with, or used in the development of any Technology that is or was Transferred Technology or a Product.
     No third party Software was, or is, used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any Technology that is or was Transferred Technology or a Product.

     Except for the Transferred Agreements, there are no contracts, licenses or agreements (“Contracts”) to which Seller is a party or is subject with respect to any Transferred Technology or the Transferred IP. Seller is not a party to any agreement or contract pursuant to which Seller has any material obligations (whether or not contingent) relating to the Transferred Technology or Transferred IP which obligations have not been performed, waived or satisfied.
     Seller has no knowledge that any Person is infringing or misappropriating the Transferred IP.
     Neither the operation of the Business nor the use, support, reproduction, making, distribution, marketing, sale, license or display of the Products or exploitation of the Purchased Assets (including the Transferred Technology or Transferred IP) by Seller or, following the Closing, by Buyer, did, do, or will: (A) infringe or misappropriate the Intellectual Property Rights of any Person; (B) violate the rights of any Person (including rights to privacy or publicity); or (C) constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor). Seller has not received notice from any Person claiming that the Transferred IP is invalid, or that the operation of the Business or exploitation of the Purchased Assets (including the Transferred Technology or Transferred IP) infringes or misappropriates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.
     With respect to each item of Transferred IP that is Registered IP: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in Canada, the United States or other foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights; (ii) is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), (iii) sustaining, valid and enforceable, and (iv) is not subject to any unpaid maintenance fees or taxes. There are no actions that must be taken by Seller within ninety (90) days of the Closing Date, including, with respect to each item of Transferred IP that is Registered IP, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Intellectual Property Rights.
     Seller has the full and unencumbered right to assign and transfer to Buyer all of Seller’s rights in and under the Transferred Agreements without (i) breach or violation of such Agreement, (ii) incurring, or causing Buyer to incur, any obligation to any third party, including any royalty obligations, other than those obligations that Seller would have had had such transfer not taken place or (iii) Buyer granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Buyer other than the Transferred IP.
     There are no Contracts between Seller and any other Person or entity with respect to the Purchased Assets, including the Products, Transferred IP and Transferred Technology, under which there is any dispute known to Seller regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by Seller thereunder.
     Seller has taken all steps that are reasonably required to protect Seller’s rights in confidential information in or comprising any of the Transferred Technology or Transferred IP. Any other Person who has knowledge of or access to information relating to the confidential information and trade secrets of the Business has entered into an agreement that the confidential information and trade secrets are proprietary to Seller and are not to be divulged or misused. All of the trade secrets that are Transferred IP are presently protectable, are not part of the public domain, and have not been used, divulged, or appropriated for the benefit of any Persons other than Seller or to the detriment of Seller. Seller has taken all reasonable steps to safeguard the information technology systems which include or provide access to the trade secrets that are Transferred IP and, to the knowledge of Seller, there have been no successful unauthorized intrusions or breaches of the security of such information technology systems.
     None of the Purchased Assets is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, or other agreement that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Purchased Assets.
     Seller is not required to make or accrue any fees, royalties or payments to any third party in connection with any of the Purchased Assets or Transferred IP.
     The Transferred Technology and Products will perform in accordance with all specifications therefore and will be free from all material bugs or defects and will function for its intended purpose. Seller has disclosed in writing to Buyer, a summary of any problem or issue with respect to any of the Products and the Transferred Technology which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Product or Transferred Technology.
     Seller has delivered to Buyer complete and accurate records with respect to all fixes (including fixes currently in progress), problem lists, and maintenance of the Transferred Technology and Products.
     Seller has secured any import or export licenses that were necessary or appropriate for the distribution of the Products exported by Seller.

     Any documentation provided under this Agreement will provide proper instructions for their intended use and will be written in a language appropriate for the intended audience and correctly represents the attributes of the item it is intended to represent.
     Restriction on Business Activities.  There is no judgment, injunction, order or decree to which Seller is a party or otherwise binding upon Seller which has or may reasonably be expected to have the effect of prohibiting or impairing the Purchased Assets (including the Transferred IP, Products and Transferred Technology) or as a result of this Agreement or the transactions contemplated hereby, limiting the freedom of Buyer to engage in any line of business or to compete with any Person. In addition, Seller has not entered into any agreement under which Seller is or Buyer will be restricted from selling, licensing, manufacturing or otherwise distributing any of the Purchased Assets (including the Transferred IP and Transferred Technology) or Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     Products.  Section 5.13 of the Disclosure Schedule lists all of the Products currently being developed, supported, licensed, provided, distributed or sold by Seller.
     Taxes.
     Seller has prepared and timely filed all Tax Returns concerning or attributable to the ownership of the Purchased Assets or operation of the Business, and such Tax Returns are true and correct and have been completed in accordance with applicable laws.
     Seller (i) has paid all Taxes it is required to be paid attributable to or imposed with respect to operations of the Business or ownership of the Purchased Assets and (ii) has withheld or paid with respect to the employees of the Business (and timely paid over any amounts withheld to the appropriate taxing authority) all applicable income taxes, social security charges and similar fees, and other Taxes required to be withheld or paid.
     To the extent relevant to the Purchased Assets or Buyer’s ownership of the Purchased Assets or operation of the Business, Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
     To the extent relevant to the Purchased Assets or Buyer’s ownership of the Purchased Assets or operation of the Business, (i) no audit or other examination of any Tax Return of Seller is in progress, nor has Seller been notified of any request for such an audit or other examination, (ii) no adjustment relating to any Tax Return filed by Seller has been proposed formally or, to the knowledge of Seller, informally by any tax authority to Seller or any representative thereof, and (iii) no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.
     There are (and immediately following the Closing there will be) no Liens on the Purchased Assets relating to or attributable to Taxes (other than with respect to Taxes not yet due and payable).
     Seller does not know of any basis for the assertion of any claim relating or attributable to Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien on the Purchased Assets or adversely affect the Business.
     Litigation.  There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of Seller, threatened against Seller which relates to the Business or the Purchased Assets. There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened (a) relating to the Employees or (b) that has had or could reasonably be expected to have a Material Adverse Effect on Seller, nor is there any basis for any such action, claim, suit, proceeding or investigation.

     Power of Attorney.  Except as contemplated by this Agreement, there are no outstanding powers of attorney executed on behalf of Seller in respect of the Business or the Purchased Assets.
     Agreements, Contracts and Commitments.  Seller is not a party to nor is bound by:
     any Employment Agreement or consulting, development or sales agreement, contract or commitment with a firm or other organization relating to any Person who performed or is performing services on behalf of the Business;
     any fidelity or surety bond or completion bond secured by the Purchased Assets;
     any lease of personal property in connection with the Purchased Assets having a value in excess of $5,000 individually or $10,000 in the aggregate;
     any agreement, contract or commitment relating to capital expenditures with respect to the Purchased Assets and involving future payments by Seller in excess of $5,000 individually or $10,000 in the aggregate;
     any agreement, contract or commitment relating to the licensing, sale, transfer, access to or disposition of the Purchased Assets;
     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit secured by the Purchased Assets;
     any purchase order or contract for the purchase of materials relating to the Purchased Assets by Seller involving in excess of $5,000 individually or $10,000 in the aggregate;
     any construction contracts relating to the Purchased Assets;
     any dealer, distribution, marketing or development agreement relating to the Purchased Assets;
     any sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the Products, technology or services relating to the Purchased Assets; or
     any other agreement, contract or commitment relating to the Purchased Assets that involves $5,000 individually or $10,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.
     Products Liability.  There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending, or to the knowledge of Seller, threatened against or involving Seller relating to any Product alleged to have been defective, or improperly designed or manufactured and involving in each instance more than $5,000 claimed against Seller.

     Subsidiaries and Affiliates.  Seller has no subsidiary or Affiliate, and no assets, Technology or Intellectual Property Rights that would otherwise fall within the definitions of the Purchased Assets are owned, in whole or in part, by any Affiliate or its parent company. Seller has not at any time transferred or licensed any assets, Technology or Intellectual Property Rights used in or pertaining to the Business to any shareholder or employee of Seller or any entity in which Seller owned or owns more than five percent (5%) of the equity interests of such entity.
     Compliance with Laws.  Seller has complied with, is not in violation of, and has not received any notices of violation with respect to any applicable statute, law or regulation with respect to the ownership of the Purchased Assets or the conduct or operation of the Business. The transactions contemplated by this Agreement will not result in material breach of applicable privacy laws or regulations or the privacy policies of Seller.
     Product Return Policies; Warranties and Liabilities.  Schedule 5.21 sets forth the product return policies (the “Return Policies”) of, and all Warranties (as hereinafter defined) given or made by Seller relating to the Business. “Warranties” shall mean all obligations to service, repair (including, without limitation, to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the license or sale of goods or the performance of services related to the Business. Seller has not extended or granted any return rights or given or made any Warranties with respect to any products licensed or sold or services performed by it. Further, Seller has no experienced any extraordinary warranty claims or expenses as measured by its 2007 run rate of warranty claims and expenses.
5.22 Customers; Suppliers.
     Section 5.22(a) of the Disclosure Schedule sets forth the names and addresses of (i) all the customers of the Business that ordered Products with an aggregate value of $10,000 or more during the period beginning June 1, 2007 and ending January 31, 2008, (ii) the ten (10) most significant customers (by revenue) of the Business for the period beginning June 1, 2007 and ending January 31, 2008, and (iii) the amount for which each such customer was invoiced during such period. Seller has not received any notice, and Seller has no reason to believe, that any significant customer of Seller has ceased, or will cease, to use the Products or has substantially reduced, or will substantially reduce, the use of the Products in the immediate future.
     Section 5.22(b) of the Disclosure Schedule sets forth the names of all the suppliers from which Seller ordered and all independent consultants, developers or contractors from whom Seller purchased services necessary for the Business during the period beginning June 1, 2007 and ending January 31, 2008 (collectively, the “Providers”), and the amount for which each such Provider invoiced Seller during such period. Seller has not received any notice, and Seller does not have any reason to believe, that any such Provider will not sell raw materials, supplies, merchandise and other goods or provide services to Buyer after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases.
     5.23 Employment Matters. Seller is in compliance with all applicable Canadian federal, provincial and municipal laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, determinations of employment, employee safety and wages and hours, worker classification, in each case, with respect to Employees, Seller and its Affiliates: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to the Employees by virtue of employment; (ii) are not liable for any arrears of wages, severance pay, bonuses, benefits or any taxes or any penalty for failure to comply with any of the foregoing; and

(iii) are not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no claims, actions, suits, audits, investigations, or any administrative matters pending or, to the knowledge of Seller, threatened or reasonably anticipated, against Seller or any Affiliate or any of its Employees relating to any Employee, Employment Agreement or Employee Plan, or under any worker’s compensation policy or long term disability policy with respect to any Employees. Neither Seller nor any of its Affiliates have direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an Employee, or with any Employee leased from another employer. The Seller is not a party to or bound by, either directly or by operation of applicable law, any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees or independent contractors nor is the Seller subject to any union organization effort.
     5.24 Complete Copies of Materials.  To the extent such documents exist and to the extent not prohibited by law or contract, Seller has delivered or made available true and complete copies of each document (or summaries of the same) that has been requested by Buyer or its counsel. To the extent that Seller’s delivery or making available such documents are prohibited by law or contract, Seller has identified on Section 5.24 of the Disclosure Schedule a list and summary of all such documents.
     5.25 Insurance.  Seller maintains valid and enforceable insurance policies covering the Business, Employees and directors of Seller. Such insurance policies contain or contained provisions that are reasonable and customary in Seller’s industry, and there is no claim by Seller pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.
     5.26 Brokers or Finders.  Seller has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Seller has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     5.27 Sufficiency of Assets. The Purchased Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller. 5.28 Internal Controls. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     5.29 Representations Complete.  None of the representations or warranties made by Seller (as modified by the Disclosure Schedule), nor any statement made in any schedule, exhibit or certificate furnished by Seller in connection with this Agreement, when such statements are read together, contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:
     Organization, Good Standing and Qualification.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority to own its properties and to carry on its business as now conducted, is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its business or of its properties make such qualification necessary.
     Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer or its stockholders to authorize this Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution the Ancillary Agreements to which it is a party will be, duly executed and delivered by Buyer, and this Agreement constitutes, and upon their execution the Ancillary Agreements to which it is a party will constitute, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.
     Brokers or Finders.  Buyer has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Buyer has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
ADDITIONAL AGREEMENTS
     Confidentiality.  Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement dated December 1, 2007 between Buyer and Seller (the “Confidentiality Agreement”).
     Notification of Certain Matters.  Seller shall give prompt notice to Buyer of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate and any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect any remedies available to the party receiving such notice.
     Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions of this Agreement, the parties hereto shall each use commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected in accordance with the terms hereof and shall cooperate fully with each other and their respective representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement.
     Public Announcements.  Neither party will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other party, except as may be required by law or, in the case of Buyer, the Nasdaq Global Market.
     Employment Liabilities.  From and after the Closing Date, Seller shall assume or retain, as the case may be, and be solely responsible for all Employment Liabilities whether incurred before, on or after the Closing Date.
     Post Closing Tax Covenants.
     Seller will be responsible for the preparation and filing of all Tax Returns of Seller with respect to Seller’s ownership or use of the Purchased Assets or the operation of the Business attributable to the Pre-Closing Tax Period (including Tax Returns required to be filed after the Closing Date), and such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Seller will be responsible for and will make all payments of Taxes shown to be due on such Tax Returns.
     Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Purchased Assets or its operation of the Business attributable to taxable periods beginning after the Closing Date. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Buyer will be responsible for and will make all payments of Taxes shown to be due on such Tax Returns.
     To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller and Buyer shall provide timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Purchased Assets or the Business for any taxable period for which the other party may have liability under this Agreement. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Buyer.
     Non-Competition Obligation.
     For a period of two (2) years after the Closing Date, Seller and its Affiliates shall not either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by Seller with respect to the Business prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the Business as conducted or currently contemplated to be conducted by Seller. Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between Seller and any other party which are not Transferred Agreements.

     Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 7.7 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for Canada and one for the United States of America, where this provision is intended to be effective.
     Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates to refer all inquiries regarding the business, products and services of Seller to Buyer.
     No Solicitation Obligation.
     For a period of two (2) years after the Closing Date, Seller and its Affiliates shall not, directly or indirectly, for such Seller or Affiliate or on behalf of or in conjunction with any other Person, employ or solicit, or receive or accept the performance of services by, any employee of the Buyer; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to employees of the Buyer or (ii) to any employee of the Buyer who is terminated by Buyer after the Closing Date or terminates his or her employment with Buyer without any solicitation directly or indirectly from Seller.
     For a period of two (2) years from the Closing Date, Seller and its Affiliate shall not, directly or indirectly, for such Seller or Affiliate or on behalf of or in conjunction with any other Person:
          solicit the business of any Person who is a customer of the Business with respect to services or products related to the Business; or
          cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Business to cease doing business with the Business or in any way interfere with its relationship with the Business.
     Non-Competition.  Each employee listed on Exhibit A shall have executed and delivered to Buyer a noncompete Agreement in favor of Buyer substantially in the form of Exhibit A attached hereto.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION AND ESCROW
     Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties of Seller contained in this Agreement, or in any Ancillary Agreement or officer’s certificate delivered pursuant to this Agreement, shall survive the Closing and will continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until 5:00 p.m. Central Time on the first anniversary of the Closing. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement by Buyer, shall terminate at the Closing. The covenants and agreements set forth in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive in accordance with their respective terms.
     Indemnification.
     Subject to the provisions of Section 8.1, Seller agrees to indemnify and hold Buyer and its employees, officers, directors and Affiliates (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, penalties, costs and expenses, including reasonable attorneys’ fees and expenses (hereinafter individually, a “Loss” and collectively, “Losses”) paid, sustained, incurred or accrued by any Indemnified Party, or any of them, directly or indirectly, as a result of or in connection with, (i) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement or officer’s certificate delivered in connection hereto; (ii) any failure by Seller to perform or comply with any covenant contained in this Agreement or any document, certificate, or agreement delivered in connection hereto; (iii) Liabilities of Seller, whether arising before or after the Closing Date that are not expressly assumed by Buyer pursuant to this Agreement including, without limitation, the Retained Liabilities; (iv)  any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Seller occurring or existing prior to the Closing; or (v)  Transfer Taxes. Each of the parties to this Agreement acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the Purchase Price. To the extent that Seller’s undertakings set forth in this Section 8.2 may be unenforceable, Seller shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by Buyer.
     For the purpose of this Article VIII only, in the event of any inaccuracy or breach of a representation or warranty of Seller contained in 0 herein, the amount of any Loss resulting from such inaccuracy or breach of such representation or warranty shall be determined without giving effect to any qualification in any representation or warranty that an event or fact be material or have a Material Adverse Effect, and any such qualification shall be disregarded for such purpose. There shall be no right of contribution from any Indemnified Party with respect to any Loss.
     Any Person committing fraud shall be liable for, and shall indemnify and hold the Indemnified Parties harmless, as the case may be, for, any Losses incurred or sustained by such Person, or any of them, directly or indirectly, as a result of such fraud committed by such Person, regardless of when such fraud was discovered.
     The indemnification obligations contained in this Article VIII shall be the sole and exclusive contractual remedy for liability of Seller under this Agreement, except with respect to any equitable remedies available to Buyer; provided, however, that nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Ancillary Agreement against the parties thereto.
     Escrow Arrangements.
     Escrow Fund. The Escrow Amount shall be deposited by Buyer immediately after the Closing with the Escrow Agent, such deposit to constitute the Escrow Fund. The Escrow Fund shall be available to satisfy any claims of third parties and of Buyer for Seller’s breach of its representations and warranties, and to reimburse Buyer for monies paid to Seller that were due and owing to the Buyer.
     Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5pm Central Time on the five (5) month anniversary of the Closing Date (the “Escrow Period”). Promptly following the expiration of the Escrow Period, the Escrow Agent shall distribute the remaining portion of the Escrow Fund, if any, to Seller pursuant to written instructions from Buyer; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and Seller prior to the Escrow Period termination date, and any such amount shall not be distributed to Seller at such time. In case Seller shall object in writing to any claim made in any Officer’s Certificate, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.
     Third Party Claims. In the event Buyer becomes aware of a third party claim that Buyer reasonably believes may result in a demand against the Escrow Fund or otherwise, Buyer shall notify Seller of such claim, and Seller, at its expense, shall be entitled to participate in any defense of such claim. Buyer shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third party claimants shall determine the amount of Losses, except with the consent of Seller. Buyer agrees to act reasonably and in good faith in response to any third-party claims.
     Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be borne by Buyer.
     Taxes. Any interest earned on the Escrow Fund shall be added to the Escrow Fund and become a part thereof. All interest on or other taxable income, if any, earned from the investment of the Escrow Fund shall be treated for tax purposes as earned by Seller, and Seller shall be responsible for any Taxes due with respect to such interest.
GENERAL
     No Third Party Beneficiaries.  Nothing contained in this Agreement shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

     Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by commercial messenger or courier service on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

If to Buyer:	PCTEL, Inc.
471 Brighton Drive
Bloomingdale, Illinois 60108
Attention: Jeff Miller
Facsimile: 630 213 7508
With a copy to:	PCTEL, Inc.
471 Brighton Drive
Bloomingdale, Illinois 60108
Attn: Varda A. Goldman, Esq.
Facsimile: 630 372-6851
If to Seller:	Bluewave Antenna Systems Ltd.
12540 129 Street, Edmonton AB T5L 4R4 Canada
Attention: Rudy Dyck
Facsimile: 780 732 7515
With a copy to:	Caron & Partners
# 2100, 700 2nd Street S.W.
Calgary AB t2P 2W1
Attention: Richard Gilborn Q.C.
Facsimile: 403 237 0111
     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors and personal representatives.
     Entire Agreement; Modification; Waiver.
     This Agreement and the schedules and exhibits attached to this Agreement set forth the entire agreement of the parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective for any purpose. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     The Confidentiality Agreement shall remain in full force and effect.
     Dispute Resolution.  The parties shall first attempt in good faith to resolve their dispute informally, or by means of mediation as follows: either party may, upon written notice to the other, submit such dispute to the parties’ executives who have the authority to settle the controversy, who shall meet to attempt to resolve the dispute by good faith negotiations. In the event the parties are unable to resolve such dispute within thirty (30) days after such notice is received, either party may elect to submit the dispute to mediation in Chicago, Illinois. If such mediation is unsuccessful in resolving the dispute, either party may avail itself of any remedies available to it, whether at law or in equity, in accordance with Section 0 hereof. Notwithstanding anything to the contrary, each party shall have the right to apply to the United States District Court for the Northern District of Illinois, at

any time for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, notwithstanding any informal dispute resolution procedures herein.
     Attorneys’ Fees.  In any action between the parties hereto seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such action shall be entitled, in addition to damages, injunctive or other relief, to its reasonable costs and expenses, and reasonable attorneys’ fees.
     Expenses.  Whether or not the Asset Acquisition is consummated, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement and the exhibits hereto.
     Construction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF NEW YORK FOR SUCH PERSONS, AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION THAT THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION AND SUCH PROCESS.
     Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases of clause (a) or clause (b), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. This Agreement does not create any agency, partnership, joint venture or trust.
     Counterparts.  This Agreement may be signed by the parties in counterparts and the signature pages combined shall create a document binding on all parties.
     Severability.  If any provision of this Agreement is held to be invalid or unenforceable at law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the parties, or if that cannot be done, will be severed from this Agreement without affecting the validity or enforceability of the remaining provisions.
     Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
     Extension; Waiver.  At any time prior to the Closing, Buyer or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions for the benefit thereof contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all of the parties hereto.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

PCTEL, Inc.

By:	/s/ Martin H. Singer

Name:	Martin H. Singer

Title:	Chief Executive Officer

BLUEWAVE ANTENNA SYSTEMS LTD.

By:	Wayne McLean

Name:	Wayne McLean

Title:	President

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